                 UNITED STATES              ------------------------------------
      SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
            WASHINGTON, D.C. 20549          ------------------------------------
                                            OMB Number:              3235-0145
                                            Expires:          October 31, 2002
                                            Estimated average burden
                                            hours per response.........  14.90
                                            ------------------------------------



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              DOT HILL SYSTEMS CORP
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25848T109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-----------------------                                   ----------------------
CUSIP NO. 25848T109                    13G                  PAGE 2 OF 10 PAGES
-----------------------                                   ----------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           WILLIAM  R.  SAUEY                          No.:
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   1,335,251         (1)
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  1,335,251         (1)
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,448,820 (1)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.9%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

(1) INCLUDES 31,875 SHARES ISSUABLE TO REPORTING PERSON UPON EXERCISE OF OPTIONS
TO PURCHASE COMMON STOCK WITH 60 DAYS OF DECEMBER 31, 2000.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 2 of 10

-----------------------                                   ----------------------
CUSIP NO. 25848T109                    13G                  PAGE 3 OF 10 PAGES
-----------------------                                   ----------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           FLAMBEAU CORPORATION                                 No.:
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           WISCONSIN
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   655,876
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  655,876
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           655,876
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 3 of 10

-----------------------                                   ----------------------
CUSIP NO. 25848T109                    13G                  PAGE 4 OF 10 PAGES
-----------------------                                   ----------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           FLAMBEAU PRODUCTS CORPORATION                                 No.:
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           OHIO
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   393,618
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  393,618
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           393,618
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 4 of 10

-----------------------                                   ----------------------
CUSIP NO. 25848T109                    13G                  PAGE 5 OF 10 PAGES
-----------------------                                   ----------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           SEATS, INC.                                          No.:
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           WISCONSIN
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   64,075
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  64,075
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,075
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 25848T109                                                 PAGE 6 OF 10
--------------------------------------------------------------------------------

ITEM 1.

         (a)      Name of Issuer:  DOT HILL SYSTEMS CORP.
         (b)      Address of Issuer's Principal Executive Offices:
                           6305 EL CAMINO REAL
                           CARLSBAD, CA  92009-1606

ITEM 2.

         (a)      Name of Person Filing:

                  WILLIAM R. SAUEY
                  FLAMBEAU CORPORATION
                  FLAMBEAU PRODUCTS CORPORATION
                  SEATS, INC.

         (b)      Address of Principal Business Office or, if none, Residence:

                  WILLIAM R. SAUEY : NORDIC GROUP OF COMPANIES LTD
                                     414 BROADWAY
                                     SUITE 200
                                     BARABOO, WI  53913

                  FLAMBEAU CORPORATION:
                                     801 LYNN AVE, BARABOO, WI  53913

                  FLAMBEAU PRODUCTS CORPORATION:
                                     1591 VALPLAST RD, MIDDLEFIELD, OH  44062

                  SEATS, INC.:
                                     1515 INDUSTRIAL ST, REEDSBURG, WI  53959

         (c)      Citizenship    WILLIAM R. SAUEY : UNITED STATES

                                 FLAMBEAU CORPORATION, SEATS, INC:
                                 PLACE OF ORGANIZATION: WISCONSIN

                                 FLAMBEAU PRODUCTS CORPORATION:
                                 PLACE OF ORGANIZATION: OHIO

         (d)      Title of Class of Securities: COMMON STOCK, $.01 PAR VALUE
                                                PER SHARE

         (e)      CUSIP Number: 25848T109

CUSIP NO. 25848T109                                                 PAGE 7 OF 10
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                      NOT APPLICABLE

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         (a)      Amount Beneficially Owned:

                  WILLIAM R. SAUEY                2,448,820 (1)
                  FLAMBEAU CORPORATION              655,876
                  FLAMBEAU PRODUCTS CORPORATION     393,618
                  SEATS, INC.                        64,075

         (b)      Percent of Class:

                  WILLIAM R. SAUEY                      9.9%
                  FLAMBEAU CORPORATION                  2.7%
                  FLAMBEAU PRODUCTS CORPORATION         1.6%
                  SEATS, INC.                           0.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                  WILLIAM R. SAUEY                1,335,251 (1)
                  FLAMBEAU CORPORATION              655,876
                  FLAMBEAU PRODUCTS CORPORATION     393,618
                  SEATS, INC.                        64,075

                  (ii)     Shared power to vote or to direct the vote:

                  WILLIAM R. SAUEY                        0
                  FLAMBEAU CORPORATION                    0
                  FLAMBEAU PRODUCTS CORPORATION           0
                  SEATS, INC.                             0

(1) INCLUDES 31,875 SHARES ISSUABLE TO REPORTING PERSON UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 2000.

CUSIP NO. 25848T109                                                 PAGE 8 OF 10
--------------------------------------------------------------------------------

                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                  WILLIAM R. SAUEY                1,335,251 (1)
                  FLAMBEAU CORPORATION              655,876
                  FLAMBEAU PRODUCTS CORPORATION     393,618
                  SEATS, INC.                        64,075

                  (iv) Shared power to dispose or to direct the disposition of:

                  WILLIAM R. SAUEY                        0
                  FLAMBEAU CORPORATION                    0
                  FLAMBEAU PRODUCTS CORPORATION           0
                  SEATS, INC.                             0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

                  NOT APPLICABLE

ITEM 10. CERTIFICATION

                  NOT APPLICABLE

EXHIBIT A: JOINT FILING STATEMENT

CUSIP NO. 25848T109                                                 PAGE 9 OF 10
--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          FEBRUARY 14, 2001
                          ------------------------------------------------------------------------------------
                          Date

                             /s/ William R. Sauey
                          ------------------------------------------------------------------------------------
                          Signature

                          William R. Sauey
                          ------------------------------------------------------------------------------------
                          Name/Title


                          FLAMBEAU CORPORATION


                             /s/ William R. Sauey
                          ------------------------------------------------------------------------------------
                          Signature

                          William R. Sauey  / Chairman of the Board of Directors, Flambeau Corporation
                          ------------------------------------------------------------------------------------
                          Name/Title


                          FLAMBEAU PRODUCTS CORPORATION


                             /s/ William R. Sauey
                          ------------------------------------------------------------------------------------
                          Signature

                          William R. Sauey / Chairman of the Board of Directors, Flambeau Products Corporation
                          ------------------------------------------------------------------------------------
                          Name/Title


                          SEATS, INC.


                             /s/ William R. Sauey
                          ------------------------------------------------------------------------------------
                          Signature

                          William R. Sauey / Chairman of the Board of Directors, Seats, Inc.
                          ------------------------------------------------------------------------------------
                          Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a SIGNED ORIGINAL AND FIVE COPIES of the schedule, including exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP NO. 25848T109                                                PAGE 10 OF 10
--------------------------------------------------------------------------------

                                    EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    FEBRUARY 14, 2001
     ---------------------------

                  WILLIAM R. SAUEY


                  By:        /s/ William R. Sauey
                     -----------------------------------------------------------
                  William R. Sauey



                  FLAMBEAU CORPORATION


                  By:        /s/ William R. Sauey
                     -----------------------------------------------------------
                  William R. Sauey, Chairman of the Board of Directors



                  FLAMBEAU PRODUCTS CORPORATION


                  By:        /s/ William R. Sauey
                     -----------------------------------------------------------
                  William R. Sauey, Chairman of the Board of Directors



                  SEATS, INC.


                  By:        /s/ William R. Sauey
                     -----------------------------------------------------------
                  William R. Sauey, Chairman of the Board of Directors